EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

ParkOhio Reports Strong Third Quarter Operating Results

CLEVELAND, OHIO, November 2, 2011 -- Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its third quarter ended September 30, 2011.

THIRD QUARTER RESULTS

Net sales were $243.5 million for third quarter 2011, an increase of 20% from net sales of $203.0 million for third quarter 2010. During the third quarter of 2011, the Company recorded a restructuring and asset impairment charge of $5.4 million relating to the assets of a unit of the manufacturing segment. With this charge, the Company had a third quarter net income on a GAAP basis of $2.9 million or $.24 per share dilutive.

In 2010, the Company recorded an asset impairment charge of $3.5 million related to the write down of an investment and a gain of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price for the Assembly Component System (“ACS”) business unit acquisition. With the asset impairment charge and the gain the Company had, net income on a GAAP basis of $6.2 million or $.52 per share dilutive.

Net income, before the restructuring and asset impairment charge in 2011, was $8.2 million or $.69 per share dilutive. Net income, before the asset impairment charges and gain on acquisition for the third quarter of 2010, was $6.2 million or $.52 per share dilutive.

NINE MONTHS RESULTS

Net sales were $732.0 million for the first nine months of 2011, an increase of 23% from net sales of $593.0 million for the same period of 2010. Net income on a GAAP basis for the first nine months of 2011 was $10.5 million or $.87 per share dilutive compared to $11.7 million or $.99 per share dilutive in 2010.

Net income, before the restructuring and asset impairment charges noted above, and the refinancing charges incurred during the second quarter in 2011, was $25.3 million or $2.11 per share dilutive. Net income, before the asset impairment charges and gain on acquisition in 2010, was $11.6 million or $.99 per share dilutive.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Internal efforts and a 20% increase in revenues enabled ParkOhio to post positive earnings year-to-date.”

A conference call reviewing ParkOhio’s third quarter results will be broadcast live over the Internet on Thursday, November 3, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 31 manufacturing sites and 47 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

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Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$243,544	$202,986	$731,980	$592,990
Cost of products sold	201,700	168,006	603,021	495,374

Gross profit	41,844	34,980	128,959	97,616
Selling, general and administrative expenses	26,222	22,150	80,733	65,455

Operating income	15,622	12,830	48,226	32,161
Restructuring and asset impairment charges	5,359	3,539	5,359	3,539
Gain on acquisition of business	0	(2,210)	0	(2,210)
Interest expense	6,215	6,469	18,972	18,072
Debt extinguishment costs	0	0	7,335	0
Income before income taxes	4,048	5,032	16,560	12,760
Income taxes	1,178	(1,152)	6,068	1,095

Net income	$2,870	$6,184	$10,492	$11,665

Amounts per common share:
Basic	$0.25	$0.54	$0.91	$1.03
Diluted	$0.24	$0.52	$0.87	$0.99
Common shares used in the computation:
Basic	11,600	11,386	11,536	11,282
Diluted	12,012	11,824	12,004	11,773
Other financial data:
EBITDA, as defined	$19,835	$20,482	$61,806	$49,309

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company's Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement and because EBITDA is a measure used under the Company’s Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$2,870	$6,184	$10,492	$11,665
Add back:
Income taxes	1,178	(1,152)	6,068	1,095
Deferred tax impact netted in acquisition gain	0	1,354	0	1,354
Interest expense	6,215	6,469	18,972	18,072
Depreciation and amortization	3,604	3,666	11,833	12,099
Restructuring and asset impairment charge	5,359	3,539	5,359	3,539
Debt extinguishment costs	0	0	7,335	0
Miscellaneous	609	422	1,747	1,485

EBITDA, as defined	$19,835	$20,482	$61,806	$49,309

Note B—On April 7, 2011 the Company completed the sale of $250.0 million in aggregate principal amount of 8.125% Senior Notes due 2021 (the “Notes”). The Notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The notes mature on April 1,2021. The Company also entered into a fourth amended and restated credit agreement (the “Amended Credit Agreement”). The Amended Credit Agreement, among other things, provides an increased borrowing facility up to $200.0 million, extends the maturity date of the borrowings under the revolving credit facility to April 7, 2016 and amends fee and pricing terms. Furthermore the Company has the option to increase the availability under the revolving credit facility by $50.0 million. The Company also purchased all of its outstanding 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $183.8 million that were not held by its affiliates, repaid all of the term loan A and term loan B outstanding under its then existing credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26.2 million that were held by an affiliate. The Company incurred debt extinguishment costs related primarily to premiums and other transaction costs associated with the tender and early redemption and wrote off deferred financing costs associated with the 8.375% Senior Subordinated Notes totaling $7.3 million ($.62 per share on a diluted basis) and recorded a provision for foreign income taxes of $2.1 million ($.18 per share on a diluted basis) resulting from the retirement of $26.2 million that were held by an affiliate.

Note C—The following table reconciles net income to net income, adjusted to exclude refinancing charges and an associated income tax provision, restructuring and asset impairment charges and gain on acquisition of business and an associated income tax provision. The Company presents net income adjusted for these items, to provide an indication of the Company's core operating performance and facilitate a comparison between the 2010 and 2011 periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income, as reported	$2,870	$6,184	$10,492	$11,665
Refinancing charges	0	0	7,335	0
Provision for income tax associated with the refinancing	0	0	2,100	0
Gain on acquisition of business	0	(2,210)	0	(2,210)
Provision for income tax associated with the gain on acquisition of business	0	(1,354)	0	(1,354)
Restructuring and asset impairment charges	5,359	3,539	5,359	3,539

Net income, as adjusted	$8,229	$6,159	$25,286	$11,640

Note D—In the third quarter of 2011 the Company recorded a $5.3 million restructuring and asset impairment charge relating to the write down of underperforming assets in a business unit of the manufactured products segment. In the third quarter of 2010 the Company recorded a bargain purchase gain of $2.2 million from the acquisition of certain assets and assumption of specific liabilities of Assembly Component Systems Inc. representing the excess of the aggregate fair value of the purchased net assets over the purchase price and a $3.5 million asset impairment charge relating to the write down of an investment.

CONDENSED CONSOLIDATED BALANCE SHEETS

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	September 30, 2011 (Unaudited)	December 31, 2010 (Audited)
	(In Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$70,572	$35,311
Accounts receivable, net	144,887	126,409
Inventories	208,592	192,542
Deferred tax assets	10,496	10,496
Unbilled contract revenue	18,557	12,751
Other current assets	13,834	12,800

Total Current Assets	466,938	390,309
Property, Plant and Equipment	258,256	253,077
Less accumulated depreciation	194,502	184,294

Total Property Plant and Equipment	63,754	68,783
Goodwill	9,573	9,100
Other	90,882	84,340

Total Other Assets	100,455	93,440

Total Assets	$631,147	$552,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$115,495	$95,695
Accrued expenses	77,541	59,487
Current portion of long-term debt	1,290	13,756
Current portion of other postretirement benefits	2,178	2,178

Total Current Liabilities	196,504	171,116
Long-Term Liabilities, less current portion
Senior Notes	250,000	183,835
Revolving credit	91,200	113,300
Other long-term debt	4,836	5,322
Deferred tax liability	9,721	9,721
Other postretirement benefits and other long-term liabilities	20,450	22,863

Total Long-Term Liabilities	376,207	335,041
Shareholders' Equity	58,436	46,375

Total Liabilities and Shareholders' Equity	$631,147	$552,532

BUSINESS SEGMENT INFORMATION (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
NET SALES

Supply Technologies	$124,835	$103,885	$373,583	$295,308
Aluminum Products	30,259	35,554	102,752	109,714
Manufactured Products	88,450	63,547	255,645	187,968

	$243,544	$202,986	$731,980	$592,990

INCOME BEFORE INCOME TAXES

Supply Technologies	$8,545	$6,428	$25,597	$16,223
Aluminum Products	58	1,913	4,676	6,148
Manufactured Products	11,838	8,258	31,717	20,787

	20,441	16,599	61,990	43,158
Corporate expenses	(4,819)	(3,769)	(13,764)	(10,997)
Gain on acquisition of business	0	2,210	0	2,210
Asset impairment charge	(5,359)	(3,539)	(5,359)	(3,539)
Interest Expense	(6,215)	(6,469)	(18,972)	(18,072)
Debt extinguishment costs	0	0	(7,335)	0

	$4,048	$5,032	$16,560	$12,760